EXHIBIT 99.1

Contacts:	Tularik Inc.
Traci McCarty
650-825-7182

TULARIK ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

SOUTH SAN FRANCISCO, Calif.—Tuesday, November 4, 2003—Tularik Inc. (Nasdaq: TLRK) today announced that it plans to offer 5 million shares of its common stock in an underwritten public offering pursuant to an effective shelf registration statement. The company also intends to grant an option to the underwriters to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any. All of the shares are being sold by Tularik.

Goldman, Sachs & Co. is the book-running and lead manager for this offering. SG Cowen Securities Corporation, UBS Securities LLC and SunTrust Robinson Humphrey are the co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Copies of the preliminary prospectus supplement may be obtained from the Prospectus Department of Goldman, Sachs & Co. (85 Broad Street, New York, New York 10004, telephone 212-902-1171, fax 212-902-9316).

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are moving into Phase 2 trials.